UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest

event reported) April 9, 2013

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Hunt Valley, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 1.01. Entry into a Material Definitive Agreement.

On April 9, 2013, Sinclair Television Group, Inc. (“STG”), a wholly-owned subsidiary of Sinclair Broadcast Group, Inc. (the “Company”), entered into an amendment  and restatement (the “Amendment”) of its credit agreement (as amended, the “Bank Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), the guarantors party thereto (the “Guarantors”) and the lenders party thereto.

Pursuant to the Amendment, STG refinanced the existing facility and replaced the existing term loans under the facility with a new $500.0 million term loan A facility (“Term Loan A”), maturing April 2018 and priced at LIBOR plus 2.25%; and a $400.0 million term loan B facility (“Term Loan B”), maturing April 2020 and priced at LIBOR plus 2.25% with a LIBOR floor of 0.75%.  In addition, Sinclair replaced its existing revolving line of credit with a new $100.0 million revolving line of credit maturing April 2018 and priced at LIBOR plus 2.25%.  The additional term loans, along with cash on hand and/or a draw under the revolving line of credit, will be used to fund the previously announced acquisitions of the Barrington Broadcasting Group and certain of the Cox Media Group television stations which are both currently expected to close in the second quarter of 2013.  Due to timing related to the closing and funding of the acquisitions, approximately $445.0 million of the new Term Loan A will be drawn on a delayed basis.  STG also amended certain terms of the Bank Credit Agreement, including increased incremental loan capacity, increased television station acquisition capacity and increased flexibility under the restrictive covenants.

The Bank Credit Agreement continues to contain certain (i) restrictive covenants, including, but not limited to, restrictions on indebtedness, liens, payments, investments, mergers, consolidations, liquidations and dissolutions, acquisitions, sales and other dispositions of assets, loans and advances and affiliate transactions and (ii) financial maintenance covenants, including an interest coverage ratio, a first lien indebtedness ratio and a total indebtedness ratio.  There were no changes to these ratios as a result of the Amendment.  The Bank Credit Agreement also continues to include affirmative covenants, representations and warranties and events of default, including certain cross-default and cross-acceleration provisions, customary for an agreement of its type.

STG’s obligations under the Bank Credit Agreement remain (i) jointly and severally guaranteed by the Guarantors, which include the Company and certain subsidiaries of the Company and (ii) secured by a first-priority lien on substantially all of the tangible and intangible assets (whether now owned or hereafter arising or acquired) of STG and the subsidiaries of STG and the Company that are Guarantors and, with respect to the Company, the capital stock of certain of its directly owned subsidiaries.

The foregoing summary does not purport to be a complete statement of the terms under the Amendment or the Bank Credit Agreement and the transactions contemplated thereby, and such summary is qualified in its entirety by reference to the Amendment, a copy of which is attached as an exhibit to this filing.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1                        Fifth Amended and Restated Credit Agreement, dated as of April 9, 2013, by and among Sinclair Television Group, Inc., the guarantors party thereto, JP Morgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Vice President / Chief Accounting Officer
Dated: April 12, 2013